                                  Exhibit 2.1

                           ASSET PURCHASE AGREEMENT
                           ------------------------

  THIS AGREEMENT is made as of August 11, 1998, by and among First Credit Service Corporation, a Georgia corporation ("Seller"), Golden Isles Financial Holdings, Inc. ("Holding Company") and NewSouth Financial Services, Inc., a Georgia corporation ("Buyer").

                                 Recitals:
                                 --------

  WHEREAS, Seller is engaged in the consumer finance business and wishes to divest itself of all or substantially all of its assets; and

  WHEREAS, Buyer wishes to purchase from Seller certain assets and to assume certain liabilities, all on the terms described herein; and

  WHEREAS, Holding Company, the parent entity of Seller, wishes jointly with Seller to indemnify Buyer;

  NOW, THEREFORE, in consideration of the foregoing and for other good and valuable. consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                 ARTICLE ONE

                                 DEFINITIONS
                                 -----------

  Section 1.1 Definitions.  As used herein, except as otherwise expressly
              -----------
provided or unless the context otherwise requires, the following terms defined in this Article One shall have the following meanings and include the plural as well as the singular:

  Agreement.  "Agreement" shall mean this Asset Purchase Agreement and all
  ---------
exhibits and schedules attached hereto, as the same may be amended from time to time in accordance with the provisions hereof.

  Assumed Contracts.  "Assumed Contracts" shall have the meaning assigned to the
  -----------------
term in Section 2.1(d) hereof.

  Assumed Liabilities.  "Assumed Liabilities" shall have the meaning assigned to
  -------------------
the term in Section 2.3(a) hereof.

  Borrower.  "Borrower" shall mean any person who obtained a Loan from Seller
  --------
or, if Seller's ownership of a Loan was established by a purchase, who obtained an extension of credit from Seller's predecessor in interest, and who is obligated to pay Seller in accordance with the terms of. a note or other document which evidences a Loan.

  Borrower Advances.  "Borrower Advances" shall mean any amounts that, as of the
  -----------------
Closing Date, have been advanced or paid by Seller for a Borrower in connection with any of the Loans being purchased by Buyer pursuant to the terms hereof.

  Branches.  "Branches" shall mean the offices of Seller listed on Schedule
  --------
1.1(a) hereto.

  Closing.  "Closing" shall have the meaning assigned to the term in Section 4.1
  -------
hereof.

  Closing Date.  "Closing Date" shall mean the date referred to in Section 4.1
  ------------
hereof.

  Excluded Assets.  "Excluded Assets" shall have the meaning assigned to the
  ---------------
term in Section 2.2 hereof.

  Landlord Consent.  "Landlord Consent" shall have the meaning assigned to the
  ----------------
term in Section 8.3(b)(i) hereof.

  Lien.  "Lien" shall mean any lien, pledge, charge, encumbrance, security
  ----
interest, mortgage, lease, or other adverse claim of any kind or description.

  Loans.  "Loans" shall mean all loans owned by Seller at the close of business
  -----
three (3) business days before the Closing Date, including but not limited to mortgage loans, loans made pursuant to the Georgia Industrial Loan Act ("GILA Loans"), retail installment sales contracts, and revolving sales contracts, but excluding any loans which have been paid off or should have been charged-off pursuant to Seller's charge-off policy.

  Non-Assumed Liabilities.  The term "Non-Assumed Liabilities" shall mean the
  -----------------------
following:

  (a) any obligation or liability of Seller to any of its affiliates (whether by contract, lease or otherwise);

  (b) any obligation or liability of Seller for any taxes of any kind arising, accruing, accrued, relating to or for any period ending on or prior to the Closing Date, including without limitation taxes on the interest earned or received on GILA Loans;

  (c) any obligation or liability relating to any litigation of Seller existing on or before the Closing Date;

  (d) any obligation of Seller for borrowed money;

  (e) any obligation of Seller for "per loan fees" under the Georgia Residential Mortgage Act; and

  (f) any liability to Borrowers with respect to any ancillary products sold by or on behalf of Seller.

  Personal Property.  "Personal Property" shall have the meaning assigned to the
  -----------------
term in Section 2.1(c) hereof.

  Principal Balance.  The term "Principal Balance" shall mean the amount owed by
  -----------------
a Borrower upon which interest accrues, including all loan fees, insurance premiums and other charges. Calculated using the method determined by Seller and acceptable to Buyer.

  Purchased Assets.  "Purchased Assets" shall have the meaning assigned to the
  ----------------
term in Section 2.1 hereof.

  Purchase Price.  "Purchase Price" shall have the meaning set forth in Section
  --------------
3.1 hereof.

  Regulatory Authority.  "Regulatory Authority" shall mean any federal, state,
  --------------------
local or other governmental authority.


                                  ARTICLE TWO

                   ACQUISITION OF PURCHASED ASSETS BY BUYER
                   ----------------------------------------

  Section 2.1 Purchase and Sale. Subject to and in reliance upon the
              -----------------
representations, warranties and agreements herein set forth, and subject to the terms and conditions herein contained, Seller hereby agrees to sell, assign, transfer and deliver to Buyer, on the Closing Date, free and clear of all Liens, and Buyer agrees on the Closing Date to purchase from Seller the following (the "Purchased Assets"):

  (a)  Loans.  All of Seller's right, title and interest in each of the Loans,
       -----
including the servicing rights thereto and Seller's right, title and interest in each of the documents relating to the Loans and the Liens created thereunder, including without limitation notes, security agreements, guarantees, mortgages, security deeds and other documents.

  (b)  Pending Application.  All of Seller's right, title and interest in any
       -------------------
pending applications for Loans.

  (c)  Personal Property.  All personal property of Seller located in the
       -----------------
Branches as of the date hereof less any items consumed or disposed of plus
                               ----                                   ----
new items acquired or obtained in the ordinary course of the operation of the Branches through the close of business on the Closing Date (collectively, the "Personal Property").

  (d)  Contracts.  All contracts of Seller listed on Schedule 2.1(d) hereto.
       ---------

  (e)  Files and Records.  In the case of the Loans, the Loan Files and all
       -----------------
other records that are maintained by Seller and that primarily relate to the Purchased Assets, including but not limited to, ledger cards, bookkeeping memoranda, receipts, correspondence, folders, credit files, and all other records of Seller directly pertaining to the Loans, including fi1ing receipts evidencing recordation or filing in governmental filing or recording offices of financing statements, mortgages, certificates of title and other filing instruments.

  (f)  Insurance Certificates.  All of the interests of Seller under each and
       ----------------------
every existing policy or certificate or insurance, if any, to the extent such policy or certificate of insurance relates to any property securing a Loan or as such policy or certificate of insurance relates to the life or the health of any Borrower.

  Section 2.2  Excluded Assets.  There shall be excluded from the Purchased
               ---------------
Assets and retained by Seller, to the extent in existence on the Closing Date, all assets of Seller other than the Purchased Assets (the "Excluded Assets"). The Excluded Assets shall include, without limitation, all cash on hand or in bank accounts and other cash items, all charged-off loans, all GILA Licenses. and short-term investments of Seller.

  Section 2.3  Assumption of Obligations and Liabilities.
               -----------------------------------------

  (a) On the Closing Date, Buyer shall assume, pay, perform and discharge the following obligations and liabilities of Seller (collectively, the "Assumed Liabilities"):

     (i) All liabilities and obligations of Seller to be paid, performed or discharged after the Closing Dare with respect to the Loans, except the payment of any taxes to the State of Georgia with respect to the GILA Loans and Georgia Residential Mortgage Act "per loan fees" on Loans made prior to the Closing Date, and including but not limited to all interest and fee rebates.

     (ii) All liabilities and obligations of Seller to be paid, performed or discharged after the Closing Date with respect to the Pending Applications.

     (iii) All liabilities and obligations of Seller to be paid, performed or discharged after the Closing Date with respect to the Assumed Contracts.

  (b) Buyer shall not assume or be bound by any duties, responsibilities, obligations or liabilities of any kind or nature, whether known or unknown, whether asserted or unasserted, whether accrued or unaccrued, whether contingent or otherwise, other than the Assumed Liabilities.

  (c) Buyer has no claim to insurance commissions paid or "retro" commissions payable to Seller in connection with the Loans, and Buyer has no liability for the refund of any premiums, except that Buyer shall cooperate with Seller in processing paperwork for insurance claims and prepayment refunds.

  Section 2.4  Non-Solicitation Agreements.
               ---------------------------

  (a) For a period of five (5) years after the Closing Date, Seller hereby agrees, on behalf of itself and its affiliates, that it will not use nor will it permit any of its brokers to use, any list of Borrowers held by Seller or any of their affiliates to directly solicit such Borrowers for new mortgage loans, small loans or sales finance contracts. Notwithstanding the foregoing sentence,

Seller and its affiliates shall be permitted, among other things, (i) to engage in advertising, solicitations and marketing campaigns, programs and other efforts not primarily directed or targeted at such Borrowers, and (ii) to respond to unsolicited inquiries by Borrowers.

  (b) Seller shall obtain and deliver to Buyer at the Closing non-solicitation agreements from its employees, Jim Laymen and David Aldridge, providing that neither they nor their affiliates will use or permit any of their employees to use, any list of Seller's Borrowers or to solicit such Borrowers for new loans for a period ending on December 31, 2001 as to Laymen and on the fifth anniversary of the Closing Date as to Aldridge.

  (c) For a period of five (5) years after the Closing Date, neither Seller nor any of its affiliates shall, directly or indirectly solicit for employment, solicit as an independent contractor or consultant, induce to terminate employment with Buyer, or otherwise interfere with Buyer's employee relationship with the Transferred Employees or other employees of Buyer.

  Section 2.5  Non-Competition Agreement.
               -------------------------

  Seller hereby agrees that, for a period beginning immediately after the Closing Date and ending on the fifth anniversary thereof, neither Seller nor any of its affiliates will, without Buyer's prior written consent, directly or indirectly own, manage or operate a consumer finance business. Notwithstanding the foregoing clause, none of Seller's affiliates shall be prohibited from (i) acquiring a bank or bank holding company owning a separate consumer finance business which provides not more than 10% of such acquired bank or bank holding company's revenue through a consumer finance business in any of the three years preceding such acquisition; or (ii) making loans to consumers in the ordinary course of operating a bank, subject to the restrictions of Section 2.4(a). Nothing in this Section shall be construed to prohibit the acquisition of Seller's affiliate, The First Bank of Brunswick or the Holding Company by an institution which has a consumer finance subsidiary.


                                 ARTICLE THREE

                                PURCHASE PRICE
                                --------------

  Section 3.1  Purchase Price.  In consideration of the sale of the Purchased
               -------- -----
Assets to Buyer, and in reliance upon the representations, warranties, covenants and agreements of Seller set forth herein and upon the terms and subject to the conditions hereinafter set forth, Buyer shall pay to Seller on the Closing Date an aggregate amount (the "Purchase Price"), calculated as follows:

  (a) the outstanding Principal Balance due under the Loans as of the Closing Date except the Delinquent Loans (as defined below) (the "Principal Value"); plus

  (b) the outstanding Principal Balance due under the GILA Loans and "Under $3,000" Loans that are delinquent "60 days and over" as of the Closing Date (the "Delinquent Loans") "Delinquent Principal Value"); plus

  (c) accrued interest on the Principal Value and the Delinquent Principal Value through the Closing Date, using the method used by Seller and acceptable to Buyer for taking interest into income (the "Accrued Interest"); plus

  (d) a premium in an amount equal to 7.0% of the Principal Value; plus

  (e) Seller's depreciated net book value of the Personal Property as of the Closing Date; less

  (f) the amount of reserves held by Seller with respect to the Loans, but not less than 5.0% of the Principal Value and Delinquent Principal Value; less

  (g) the sum of $80,000; less

  (h) the additional sum of $40,000 for Buyer's commitment to process claims and refunds, as referenced in Section 2.3(c); plus

  (i) prorations of rents and other expenses with respect to the Purchased Assets which have been prepaid by Seller; less

  (j) prorations of expenses with respect to the purchased Assets which are to be paid in arrears.

  Section 3.2  Payment of Purchase Price.
               -------------------------

  (a) Not later than 2:00 p.m. on August 31, 1998, Seller shall deliver to Buyer a detailed settlement statement containing its estimate of the Purchase Price (the "Estimated Purchase Price"), together with a certificate of its chief accounting officer with respect thereto, and shall make available to Buyer the work papers, schedules and other supporting data as may be reasonably requested by Buyer to enable it to verify such determination.

  (b) No later than August 12, 1998, Seller shall deliver to Buyer written confirmation from the holders of security interests in the Loans as to their respective payoff accounts as of the Closing Date, wire transfer instructions, and commitments satisfactory to Buyer as to the delivery of documents to effect release of such security interests.

  (c) It is the intention of the parties that Seller will hold the Purchased Assets and operate the Branches for its own account until the close of business on the Closing Date; and that Buyer will hold the Purchased Assets, assume the Assumed Liabilities, and operate the Branches for its own account from and after the close of business on the Closing Date. Thus, unless specifically provided for in this Agreement, all items of income and expense relating to the Purchase Price and an estimate thereof will be included in the calculation of the Estimated Purchase Price.

  (d) On the Closing Date, Buyer shall deliver to Seller, by wire transfer of immediately available funds to such account as Seller shall designate, the Estimated Purchase Price.

  Section 3.3  Adjustment to Purchase Price.
               ----------------------------

  (a) The parties hereto agree that they will cooperate and assist in the calculation of the Purchase price, including without limitation making available to the extent necessary books, records, work papers and personnel, during normal business hours.

  (b) As promptly as practicable, but not later than ten (10) days following the Closing Date, Seller will cause to be prepared and delivered to Buyer a statement setting forth the calculation of the Purchase Price, cause to be prepared and delivered to Buyer a statement setting forth the calculation of the Purchase Price, together with a certificate of the chief accounting officer of Seller and the work papers, schedules and other supporting data as may reasonably be requested by Buyer to enable it to verify the Purchase Price.

  (c) If Buyer disagrees with Seller's calculation of the Purchase Price delivered pursuant to Section 3.3(b) it shall, within ten (10) days of delivery of the documents referenced in Section 3.3(b), deliver a notice to Seller disagreeing with such calculation and setting forth the basis for Buyer's disagreement.

  (d) If a notice of disagreement shall be delivered pursuant to Section 3.3(c), Seller and Buyer shall, during the ten days following such delivery, use their best efforts to determine the Purchase Price. If, during such period, the parties arc unable to reach an agreement, they shall promptly thereafter cause the accounting firm of McNair, McLemore, Middlebrooks & Co., LLP, of Macon, Georgia, to promptly review this Agreement and the disputed items for purposes of calculating the Purchase Price. In making such calculation, such independent accountants shall consider only those items in disagreement between the parties. Such independent accountants shall deliver to Seller and Buyer, as soon as practicable, a report setting forth the calculation of the Purchase Price. Such report shall he final and binding upon the parties hereto. The costs of such review and report shall be paid equally by Seller and Buyer.

  Section 3.4  Payment of Final Purchase Price. On or before the second Business
               -------------------------------
Day following the determination of the Purchase Price pursuant to Section 3.3 hereof, Buyer shall pay to Seller, by wire transfer of immediately available funds, an amount equal to the difference between the Purchase Price and the Estimated Purchase Price, plus interest thereon at the applicable federal funds rate from the Closing Date up to but not including the payment date or, if the Estimated Purchase Price exceeds the Purchase Price, Seller shall pay to Buyer by wire transfer of immediately available funds to such account of Buyer as Buyer shall advise Seller an amount equal to the difference between the Estimated Purchase Price and the Purchase Price, plus interest thereon at the applicable federal funds rate from the Closing Date up to but not including the payment date.

                                 ARTICLE FOUR

                                    CLOSING
                                    -------

  Section 4.1  The Closing.  Subject to Seller's timely delivery of the
               -----------
Estimated Purchase Price, the consummation of the transactions provided for in this Agreement (the "Closing") shall take place at the office of The First Bank of Brunswick at 3340 Cypress Mill Road, Brunswick, Georgia, at 9:00 A.M. on August 14, 1998, or at such other place, time or date as the parties shall agree upon in writing. The date on which the Closing is to occur is referred to herein as the "Closing Date."

  Section 4.2  Seller's Deliveries.  Seller shall, on the Closing Date, deliver
               -------------------
to Buyer:

  (a) A Bill of Sale for the Personal Property, pursuant to which the Personal Property will be delivered to Buyer on an "as is" basis.

  (b) An Assignment and Assumption Agreement in the form attached hereto as Exhibit ____ with respect to the Assumed Liabilities, including the Assumed Contracts, the Loans and the Pending Applications.

  (c) Lease assignment and assumption agreements and Landlord Consents with respect to each of the Branch leases included in the Assumed Contracts.

  (d) Certified copies of resolutions, duly adopted by the Board of Directors of Seller and Holding Company, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by such parties of their respective obligations under this Agreement and the consummation of the transactions contemplated hereby.

  (f) An opinion of counsel to Seller and Holding Company in a form satisfactory to Buyer.

  (g) Duly executed powers of attorney from Seller.

  (h) Such other documents or payments as are required to be delivered or paid by Seller to transfer the Purchased Assets and the Assumed Liabilities to Buyer.

  (i) An assignment of death benefits and/or sickness and/or disability benefits under any and all group creditor life and/or sickness and accident insurance or property insurance policies covering the Loans, which assignment shall be acknowledged and consented to by the insurer.

  (j) Releases from all parties holding security interests in the Loan.

  (k) Non-solicitation and non-competition agreements pursuant to Sections 2.5 and 2.6.

  (l) A schedule listing all Assumed Liabilities.

  Section 4.3  Buyer's Deliveries.  Buyer shall, on the Closing Date, deliver to
               ------------------
Seller:

  (a) The Estimated Purchase Price, which shall be paid in the manner specified in Section 3.2 hereof.

  (b) An assignment and assumption agreement with respect to the Assumed Liabilities, including the Assumed Contracts, the Loans and the Pending Applications.

  (c) The officer's certificate referred to in Section 12.1(c) hereof.

  (d) Such other documents or payments as are required to be delivered or paid by Buyer to transfer the Purchased Assets and the Assumed Liabilities to Buyer.


                                 ARTICLE FIVE

                   REPRESENTATIONS AND WARRANTIES OF SELLER
                   ----------------------------------------

  In order to induce Buyer to enter into this Agreement and purchase the Purchased Assets, Seller hereby represents and warrants to Buyer, as of the date hereof and as the Closing Date, as follows:

  Section 5.1 Corporate Status. Seller is a corporation duly organized, validly
              ----------------
existing and in good standing under the laws of the State of Georgia. Seller is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the nature or location of its properties and assets and to carry on its business as it is now being conducted.

  Section 5.2  Corporate Authority.  Seller has the corporate power and
               -------------------
authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate actions and proceedings necessary to be taken by or on the part of Seller in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement have been duly and validly taken, and this Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with and subject to its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

  Section 5.3  Title, Liens, etc.  Seller has good title to, or in the case of
               ------------------
leased property has valid leasehold interest in, all Personal Property owned or leased by it as of the date hereof. Seller has good and marketable title to, or in the case of leased real property has valid leasehold interest in, all real property owned leasehold interest in, all Personal Property owned or leased by it as of the date hereof. Seller has good and marketable title to, or in the case of leased real property has valid leasehold interest in, all real property owned or leased by it. None of the Purchased Assets are subject to any Liens except Permitted Liens.

  Section 5.4  Litigation.  Except as described in Schedule 5.4 hereto; there is
               ----------
no litigation, proceeding or investigation pending or to Seller's knowledge threatened, against Seller related to or affecting the Purchased Assets.

  Section 5.5  Brokers.  Except for Mauldin & Jenkins, which has been employed
               -------
and is to be paid by Seller, there is no investment broker or finder or other person hired by Seller who would have any valid claim against Seller or the Buyer for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

  Section 5.6  Approvals and Consents.  No approvals or consents of any Person
               ----------------------
not a party to this Agreement are legally required to be obtained by Seller in connection with the consummation of the transactions contemplated by this Agreement, including the transfer of the Purchased Assets to Buyer.

  Section 5.7  Contracts.  Seller is not in default in any material respect
               ---------
under any Assumed Contract. Seller has made available to Buyer or its representatives complete and correct copies of all Assumed Contracts which individually or in the aggregate call for payments by Seller in excess of $500 per year.

  Section 5.8  Compliance with Laws.  The business of Seller and the operation
               --------------------
of the Purchased Assets are not being conducted in violation of any applicable governmental law, ordinance or regulation. Seller has not received any notice from any Regulatory Authority that the operations of such Seller are being conducted in violation of any applicable governmental law, ordinance, or regulation.

  Section 5.9  Taxes.  Sellers have duly filed all tax returns required to be
               -----
filed by it on or prior to the date hereof. All such tax returns were correct and complete in all material respects. All Taxes owed by Sellers that in any way relate to the Purchased Assets (whether or not shown on any tax return) have been timely paid, or provisions for the payment of all taxes have been made. There are no Liens on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any tax that is due and payable.

  Section 5.10  Compliance with Employment Laws.  Seller is in material
                -------------------------------
compliance with all laws governing its labor and employment practices, including but not limited to, the Fair Labor Standards Act, the Civil Rights Acts of 1964 and 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and the Family and Medical Leave Act.

  Section 5.11  Transfer of Licenses.  Buyer will not object to the transfer of
                --------------------
Seller's GILA licenses to a transferee designated by Seller.

                                  ARTICLE SIX

                REPRESENTATIONS AND WARRANTIES RELATING TO THE LOANS
                ----------------------------------------------------

  With respect to each Loan, Seller hereby represents and warrants as follows:

  Section 6.1  Loans as Described.
               ------------------

  (a) Seller shall deliver to Buyer three days prior to closing and on the day of closing magnetic computer tapes ("the Data Tapes"), which shall include all fields of information pertinent to the Loans. The information on the Data Tapes with respect to the loans will be true, accurate and correct as of the respective delivery dates.

  (c) Any ledger cards or equivalent records of Seller delivered to Buyer will accurately reflect the collection activity on the Loans and all payments received on the Loans from the respective Borrowers.

  Section 6.2  Ownership.  Seller is the sole owner of each Loan and the
               ---------
indebtedness evidenced by the loan documents relating thereto. Except as set forth in Schedule 6.2 hereof, no Loan has been assigned or pledged, and Seller has good title thereto and has full right to transfer and sell the Loan to Buyer, free and clear of any Liens.

  Section 6.3  Applicable Laws.  With respect to each of the Loans, all
               ---------------
requirements of all federal, state or local law or regulation, relating to, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, small loans and disclosure laws, have been complied with.

  Section 6.4  Collateral.  The collateral for each of the loans that is secured
               ----------
is (i) the collateral described in the applicable security agreement, mortgage, pledge agreement, collateral assignment or other security document, and (ii) subject to a valid, enforceable and perfected Lien of the type of priority reflected in the Loan Files.

  Section 6.5  Enforceability of Loan Documents.  The documents held by Seller
               --------------------------------
in connection with the Loans are binding and enforceable and are subject to no defenses against Seller or any party from whom Seller may have acquired any of the Loans. The variance between the names "First Credit Corporation" and "First Credit Service Corporation" will not affect the enforceability of any of the Loans.

  Section 6.6  Disclaimer.  Seller has not made and shall not be deemed to have
               ----------
made, any representation as to the creditworthiness of any Borrower or secondary obligor under any loan or any guarantor or surety thereof, in this agreement or any agreement, instrument or other document executed in connection with transactions contemplated hereby or provided or prepared pursuant to the terms hereof or in connection with the transaction contemplated hereby.

                                 ARTICLE SEVEN

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

  Buyer hereby represents and warrants to Seller as follows:

  Section 7.1  Corporate Status.  Buyer is a corporation duly organized, validly
               --------- ------
existing and in good standing under the laws of the State of Georgia.

  Section 7.2  Corporate Authority.  Buyer has the corporate power and authority
               -------------------
to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by all necessary corporate and shareholder action of Buyer. This Agreement has been duly and validly executed and delivered by Buyer enforceable against Buyer in accordance with the subject to its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

  Section 7.3  Broker.  There is no investment banker, broker or finder or other
               ------
person hired by Buyer or any of its Affiliates who would have any valid claim against Buyer or Seller for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

  Section 7.4  Litigation.  There is no litigation, proceeding or investigation
               ----------
of any nature pending or, to Buyer's knowledge, threatened against or affecting Buyer that would affect Buyer's ability to consummate the transactions contemplated by this Agreement.

  Section 7.5  Approvals and Consents.  No approval or consent of any Person is
               ----------------------
legally or contractually required to be obtained by Buyer and, Buyer is not required to obtain any licenses from any Regulatory Authority, to consummate the transactions contemplated by this Agreement.


                                 ARTICLE EIGHT

                              COVENANTS OF SELLER
                              -------------------

  Seller covenants and agrees that from the date hereof until the completion of the Closing:

  Section 8.1  Operation of the Business.
               -------------------------

  (a) Seller will continue to carry on its business in the ordinary course, and in compliance with all applicable laws, rules and regulations.

  (b) Seller will use all reasonable efforts to preserve the business of its Branches, its operations and employees and the goodwill of its Borrowers, customers and others having business relations with it.

  (c) Nothing contained in this Agreement shall give Buyer any right to control the business, operations, or any other matter relating to Seller prior to the Closing Date, and Seller shall have complete control of its business, operations, and all such matters up to the Closing Date.

  (d) Prior to the Closing Date, Seller will not, without the prior written consent of Buyer, which consent will not be unreasonably withheld:

     (i) Sell, lease or transfer, or agree to sell, lease or transfer any Purchased Asset;

     (ii) Make or grant any increase in the compensation payable or to become payable to any employee of Seller except merit increases in the ordinary course of Seller's business, or any increase in any of Seller's employee benefit plans or arrangements; or

     (iii) Make any changes in its loan classification or charge-off-policy.

  Section 8.2  Access to Facilities, Files and Records.  Seller will give or
               ---------------------------------------
cause to be given to the officers, employees, counsel and authorized representatives of Buyer (a) full access during normal business hours to all Branches, management, personnel, Loan Files, Assumed Contracts, and other records and files of Seller solely with respect to the Purchased Assets, and (b) all such other information solely relating to the Purchased Assets as Buyer may reasonably request.

  Section 8.3  Consents.
               --------

  (a) Included on Schedule 2.1(d) hereto is a list of all Assumed Contracts with respect to which a consent or approval to the transactions contemplated in this Agreement is required.

  (b) Seller shall use reasonable best efforts to cause every landlord under a Branch lease, the consent of which is required under the terms of such Branch lease to the assignment of such Branch lease to Buyer, to execute in favor of Buyer a landlord consent "Landlord Consent").

  Section 8.4  Post-closing Cooperation.  For a period of two (2) years after
               ------------------------
the Closing Date, Seller shall provide (or cause to be provided) to Buyer at the sole expense of Seller upon request all systems-recorded data and tapes with respect to the Loans.


                                 ARTICLE NINE

                                   EMPLOYEES
                                   ---------

  Section 9.1 In General.  Effective as of the Closing Date, each employee of
              ----------
Seller who is listed on Schedule 9.1 hereto, or who is agreed to between Buyer and Seller after the date hereof, shall be offered continued employment with Buyer at such employee's current salary level and a position provided, however, that any such continued
                            --------  -------
employment shall not be construed to limit the ability of Buyer to terminate any such employee at any time following the Closing Date for any reason. Each such employee who accepts such employment and becomes an employee of Buyer on the Closing Date shall be hereinafter referred to as a "Transferred Employee." Notwithstanding anything to the contrary, employment of Transferred Employees shall be subject to all of Buyer's employment policies and practices, including its policy of employment at will.

  Section 9.2  Employee Benefits.
               -----------------

  (a) Except as provided otherwise in this Agreement, on and after the Closing Date, Buyer shall provide the Transferred Employees with the employee benefits generally provided to other employees of Buyer, subject to the terms and conditions of Buyer's employee benefit plans.

  (b) Buyer will grant, for purposes of vacation, sick leave and its Employee Savings and Stock Ownership Plan past service credit to all Transferred Employees for all periods of time credited to them under Seller's benefit plans.

  (c) With respect to vacation, Transferred Employees will be entitled to receive from Buyer their respective Accrued Vacation Benefit through the taking of vacation days following the Closing Date, at the election of the Transferred Employee.

  (d) With respect to Buyer's medical plans, Buyer will honor, for purposes of its 1998 medical plan deductible, the deductible or expenses applied to each Transferred Employee's deductible under Seller's medical plan to the extent such expenses are covered expenses under Buyer's medical plans; provided Buyer is provided with a list of Transferred Employees showing the amount of deductible satisfied by each Transferred Employee through the Closing. In addition, any waiting or eligibility period and any pre-existing condition clauses under Buyer's medical plans will not be applicable to the Transferred Employees.


                                  ARTICLE TEN

                    CONDITIONS TO THE OBLIGATIONS OF SELLER
                    ---------------------------------------

  The obligations of Seller under this Agreement are, at Seller's option, subject to the fulfillment of the following conditions prior to or at the Closing Date:

  Section 10.1  Representations, Warranties, Covenants.
                --------------------------------------

  (a) Each of the representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall ten be true and correct, in all material respects on the Closing Date except to the extent changes are permitted or contemplated pursuant to this Agreement;

  (b) Buyer shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or at the Closing Date; and

  (c) Buyer shall have furnished Seller with a certificate dated the Closing Date and duly executed by an officer of each of Buyer authorized on behalf of Buyer to give such a certificate, to the effect that the conditions set forth in subparagraphs (a) and (b) of this Section 10.1 have been satisfied.

  Section 10.2  Deliveries.  Seller shall have received the items to be
                ----------
delivered by Buyer pursuant to Section 4.3 hereof.

  Section 10.3  Purchase Price.  The Estimated Purchase Price shall have been
                --------------
paid to Seller as contemplated by Section 3.2 hereof.


                                ARTICLE ELEVEN

                    CONDITIONS TO THE OBLIGATIONS OF BUYER
                    --------------------------------------

  The obligations of Buyer under this Agreement are, at their option, subject to the fulfillment of the following conditions prior to or on the Closing Date:

  Section 11.1  Representations, Warranties, Covenants.
                --------------------------------------

  (a) Each of the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and correct in all material respects on the Closing Date except to the extent changes are permitted or contemplated pursuant to this Agreement.

  (b) Seller shall have furnished Buyer with a certificate, dated the Closing Date and duly executed by an officer of Seller authorized to give such a certificate, to the effect that the conditions set forth in subparagraph
(a) of this Section 11.1 have been satisfied.

  Section 11.2 Deliveries. Buyer shall have received the items to be delivered
               ----------
by Seller pursuant to Section 4.2 hereof.

  Section 11.3  Data Tapes.  Buyer shall have received the Data Tapes.
                ----------

  Section 11.4  Southern Financial Agreement.  Buyer shall have entered into an
                ----------------------------
agreement with Southern Financial, Seller's service bureau, providing for the continued servicing of the Loans, at Buyer's expense, for a period ending on September 30, 1998, with options to extend for three additional one-month periods.

  Section 11.5  Interim Savannah Lease.  Buyer and Seller shall have entered
                ----------------------
into a sublease agreement providing for Buyer's occupancy of Seller's Savannah, Georgia office and use of all furniture, fixtures and equipment therein for a period ending on September 30, 1998, with options to extend for three additional one-month periods, at a monthly rent in an amount equal to the rent and utilities paid by Seller.

  Section 11.6  Insurance Agreement.  Buyer shall have entered into an agreement
                -------------------
with Life of the South providing for the continued insurance coverage of all Loans on terms acceptable to Buyer.


                                ARTICLE TWELVE

                                INDEMNIFICATION
                                ---------------

  Section 12.1.  Indemnification by Seller and Holding Company.  Seller and
                 ---------------------------------------------
Holding Company jointly and severally agree to indemnify and defend Buyer and to hold Buyer harmless from and against all losses, costs, deficiencies, damages, fines. penalties, and liabilities incurred, and all expenses (including but not limited to reasonable attorneys' fees, paralegals' fees, out-of-pocket expenses. and all other costs of defense or

  Section 12.1  Indemnification by Seller and Holding Company.  Seller and
                ---------------------------------------------
Holding Company jointly and severally agree to indemnify and defend Buyer and to hold Buyer harmless from and against all losses, costs, deficiencies, damages, fines. penalties, and liabilities incurred, and all expenses (including but not limited to reasonable attorneys' fees, paralegals' fees, out-of-pocket expenses. and all other costs of defense or investigation), which relate to or arise out of any inaccuracy in any representation or warranty or breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement.


                               ARTICLE THIRTEEN

                                 MISCELLANEOUS
                                 -------------

  Section 13.1  Termination of Agreement.  This Agreement may be terminated by
                ------------------------
Seller or Buyer at any time on or prior to the Closing Date (i) by the consent of Seller and Buyer, (ii) by the non-defaulting party if there has been a material breach of any covenant or agreement contained in this Agreement on the part of the other party which, if not cured, would excuse the performance hereof by the non-defaulting party, and such breach is not cured at or prior to the time the Closing would have taken place in accordance with Section 4.1 hereof, and (iii) by Buyer or Seller if the Closing has not taken place by August 3l, 1998.

  Section 13.2  Expenses.  Each party hereto shall bear all of its expenses
                --------
incurred in connection with the transactions contemplated by this Agreement, including but not limited to accounting and legal fees incurred in connection herewith. Buyer shall be exclusively responsible for, and Seller shall not have any liability or responsibility for any sales or transfer taxes, local recording taxes or fees or any other real estate taxes arising from the transfer of the Purchased Assets to Buyer or any costs and expenses of delivering the Loan Files to Buyer. Notwithstanding the foregoing, if Seller for any reason does not consummate the transaction contemplated by this Agreement, Seller shall reimburse Buyer for all expenses incurred by Buyer (including but not limited to the prorated salaries of Buyer's personnel) after June 16, 1998, in conducting its due diligence review of the Purchased Assets.

  Section 13.3  Further Assurances.  From time to time prior to, at and after
                ------------------
the Closing Date, each party hereto will execute all such instruments and take all such actions as any other party shall reasonably request in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the Closing Date. From and after the Closing Date, Buyer will cooperate with Seller in the investigation, defense or protection of any action, suit, proceeding or other litigation, at law or in equity, which is pending or threatened against Seller and which relates to the Purchased Assets.

  Section 13.4  Notices.  Notices and other communications provided for herein
                -------
shall be in writing (which shall include notice facsimile transmission) and shall be delivered or mailed (or if by facsimile equipment of the sending party hereto, delivered by such equipment), addressed as follows:

  If to Seller:  First Credit Service Corporation
                 c/o First Bank of Brunswick
                 3440 Cypress Mill Road
                 Brunswick, Georgia 31520
                 Attention: Mr. Michael D. Hodges
                 [Fax 912-264-9226]

  If to Buyer    NewSouth Financial Services, Inc.
                 l506 Klondike Road, Suite 400
                 Conyers, Georgia 30094
                 Attention: Mr. Robert W. Aiken
                 [Fax 770-761-8141]

  and to:        First Liberty Bank
                 6491 Peachtree Industrial Boulevard
                 Atlanta, Georgia 30360
                 Attention: Mr. Richard A. Hills, Jr.
                 [Fax 770-936-3323]

or to such other address as a party may from time to time designate in writing in accordance with this section. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been received on the date of the personal delivery or on the third Business Day after the mailing or dispatch thereof, provided that notice of change of address shall be effective only upon
--------
receipt.

  Section 13.6  Captions.  The captions of Articles and Sections of this
               --------
Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

  Section 13.7  Governing Law.  This Agreement shall be governed by, construed,
                -------------
and enforced in accordance with the laws of the State of Georgia.

  Section 13.8  Counterparts.  This Agreement may be executed in several
                ------------
counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that the parties are not signatory to the same counterpart.

  Section 13.9  Entire Agreement.  This Agreement, including the Schedules and
                ----------------
Exhibits hereto, and the Confidentiality Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior agreements between them relating to the subject matter hereof.

                                     FIRST CREDIT SERVICE CORPORATION

                                     BY:  /s/ J. Thomas Whelchel
                                         ---------------------------------
                                     Name:  J. Thomas Whelchel
                                           -------------------------------
                                     Title:  Chairman
                                           -------------------------------


                                     GOLDEN ISLES FINANCIAL HOLDINGS, INC.

                                     BY:  /s/ J. Thomas Whelchel
                                         ---------------------------------
                                     Name:  J. Thomas Whelchel
                                           -------------------------------
                                     Title:  Chairman
                                           -------------------------------


                                     NEWSOUTH FINANCIAL SERVICES, INC.

                                     BY:  /s/ Robert W. Aiken
                                         ---------------------------------
                                         Robert W. Aiken,
                                         President and Chief Executive Officer

                                 SCHEDULE 1.1A


1.   4015-1 Washington Rd., Martinez, GA 30807

2.   122 Altama Connector, Brunswick, GA 31525

3.   1601 M Highway 40 East, Kingsland, GA 31548

                                SCHEDULE 2.1(D)

Brunswick, GA - Lease agreement between Village at Glynn Place, LLC and First Credit Corporation dated October 28, 1996.

Kingsland, GA - Lease agreement between Kingsland Development Company, L.P. and First Credit Service Corporation dated March 11, 1996.

Martinez, GA - Lease agreement between HSA & FFA Family Limited Partnership and 1st Credit Service Corporation dated March 23, 1998.

                                 SCHEDULE 5.4

Lawsuit by Shirley Cooler against Seller, Leon Parrish (an employee of Seller), and other concerning a loan (which has been paid off) and related home improvements, and with respect to which Seller will continue to provide a defense for Leon Parrish and indemnify him against all liability, loss and expense.

                                 SCHEDULE 9.1


Employee                     Location
--------                     --------

Susan Roberson               Brunswick
Tiffany Flavell              Brunswick
Celia Inez Hutto             Brunswick
Thomas F. Barnes II          Brunswick
Jacqueline Danette Stamey    Brunswick

Edward P. Flavell            Kingsland
Daniel E, Koch               Kingsland
Barbara Gordon               Kingsland

Donna S. Caldwell            Martinez
Ashlle D. Nevils             Martinez
Laura Weathersbee            Martinez

William A. Ecker III         Savannah
Nancy C. Gose                Savannah
Elizabeth C. Huss            Savannah
Leon M. Parrish              Savannah